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                                                                EXHIBIT (a)(iii)



                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST
                                       OF
              Van Kampen American Capital Prime Rate Income Trust

          Pursuant to 950 CMR 109.04 of the Massachusetts General Law


                  1. The name of the trust is Van Kampen American Capital Prime Rate Income Trust (the "Trust") and its Declaration of Trust was originally filed with the Commonwealth of Massachusetts on July 14, 1989.

                  2. Pursuant to this Certificate of Amendment, the name of the Trust will be changed to "Van Kampen Prime Rate Income Trust". To effect this change, Article 1. of the Declaration of Trust is hereby amended to read as follows:

                  1. The name of the trust is: Van Kampen Prime Rate Income
                     Trust ("Trust").

                  IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed this 16th day of July, 1998.




                                             /s/ Dennis J. McDonnell
                                             ------------------------------
                                             Name: Dennis J. McDonnell
                                             As Trustee and not
                                             individually